Phoenix Life Insurance Company
Corporate Offices: [One American Row Hartford, CT 06115]

Owner:            [Jane Doe]

Contract Number:  [13000000]

RIGHT TO CANCEL. You have the right to cancel this contract within a limited time after the contract is delivered to You. It is important to Us that You are satisfied with Your contract and that it meets Your financial goals. If for any reason You are not satisfied with this contract, You may return it within 10 days (20 days for replacements) after We deliver it to You for a refund of the premium less any Annuity Payments and withdrawals, plus any increase or minus any decrease on the premium allocated to the Subaccount(s) as of the date of cancellation. You may return it to the agent through whom it was purchased, to any agent of Ours, or to Us at the following address:

          Phoenix Life Insurance Company
          [Annuity Operations Division
          P.O. Box 8027
          Boston, MA 02266-8027]

          Telephone [(800) 541-0171]

Signed for Phoenix Life Insurance Company at its Corporate Office at [One American Row Hartford, Connecticut 06115.]

  [                      ]              [                      ]
        [Secretary]         [Chairman, President and Chief Executive Officer]

                        Phoenix Life Insurance Company
                                A Stock Company

        Single Premium Immediate Fixed, Variable or Combination Annuity

                         READ YOUR CONTRACT CAREFULLY
                  It is a legal contract between You and Us.

All benefits based on the investment experience of the Subaccounts of the Separate Account may increase or decrease and are variable and not guaranteed as to dollar amount. For a description of how payments, Commuted Values, and death benefits are determined, see Parts 6, 7 and 9, respectively. The payment option cannot be changed after the Contract Date.

                       Not Eligible for Annual Dividends

                                 SCHEDULE PAGE

Owner(s):                     [John Doe]
                              [Mary Doe]

Contract Number:              [13000000]

Contract Date:                [June 1, 2003]

Annuity Start Date:           [July 1, 2003]

Annuitant:                    [Jane Doe]
Sex:                          [Female]
Date of Birth:                [January 1,1925]
Age at Issue:                 [78 years]

[Joint Annuitant:             [James Doe] ]
[Sex:                         [Male] ]
[Date of Birth:               [January 1,1924] ]
[Age at Issue:                [79 years] ]

Single Premium:               [$35,000]

Assumed Interest Rate (AIR):  [3.0%]

Payment Frequency:            [Monthly]

Payment Option:               [Option D - Joint Survivor Life Annuity with Period Certain]

[Period Certain:              [10 Years] ]

[Survivor percentage:         [100%] ]

With the combined annual Subaccount charges of [1.25%], the smallest rate of investment return required to ensure that the dollar amount of Variable Annuity Payments does not decrease is [4.25 %].

CONTRACT FEES AND CHARGES

[Tax:            [.000% of Single Premium]]

Payment Charge:  $24 per year taken proportionally from each Annuity Payment
                 ($24 for Annual, $12 for Semi-Annual, $6 for Quarterly, $2 for Monthly)

Transfer Charge: Any transfer charge will be administered in a non-discriminatory manner. Currently, there is no charge for transfers. The Owner is permitted at least 12 free transfers among the Subaccounts each Contract Year.

Daily Risk and Administrative Fee:

Base Contract:                      [.003425% (Based on an annual rate of 1.25%)]
[Guaranteed Minimum Payment Rider:  [.002740% (Based on an annual rate of 1.00%)]]
[Total Fee:                         [.006165% (Based on an annual rate of 2.25%)]]

                            SCHEDULE PAGE Continued

Owner(s):         [John Doe]
                  [Mary Doe]

Contract Number:  [13000000]

[ WITHDRAWAL CHARGE

Contract Years  Withdrawal Charge
--------------  -----------------
 1.............         7%
 2.............         6%
 3.............         5%
 4.............         4%
 5.............         3%
 6.............         2%
 7.............         1%
 8 and over....         0%]

Payee(s):          [John Doe]
                   [Mary Doe]

Beneficiary(ies):  [Suzie Doe]
                   [Joe Doe]

                            SCHEDULE PAGE Continued

Owner(s):         [John Doe]
                  [Mary Doe]

Contract Number:  [13000000]

PAYMENT OPTION DESCRIPTION

[Option D - Joint Survivor Life Annuity with Period Certain

This option provides Annuity Payments during the lifetime of the Annuitant and the Joint Annuitant. Upon the first death of one of the annuitants, Annuity Payments will continue at the survivor percentage. If the survivor percentage is less than 100%, Annuity Payments will not reduce before the end of the period certain. Annuity Payments stop with the death of the surviving annuitant, but not before the end of the period certain.]

PREMIUM ALLOCATION

[Phoenix Goodwin Money Market  25.00%
Wanger Twenty                  50.00%
Fixed Income Allocation        25.00%]

TABLE OF CONTENTS

Schedule Pages
Table of Contents

Part                                                                       Page
 ----                                                                      ----
 1.    Definitions                                                           1

 2.    About this Contract                                                   4
          The Entire Contract
          Required Proof of Age and Survival
          Adjustment for Misstatement of Age or Sex
          Assignments
          Statement of Account

 3.    Rights of Owner                                                       4
          Who is the Owner
          What are the Rights of the Owner
          How to Change the Owner, Payee, Beneficiary

 4.    Premium Allocation                                                    5
          Premium
          Premium Allocation
          Separate Account
          Valuation of Subaccounts
          Additional Subaccounts
          Substitution of Subaccounts

 5.    Expense Charges                                                       6
          Tax
          Payment Charge
          Risk and Administrative Fee
          Transfer Charge

 6.    Annuity Payments                                                      6
          Calculation of Annuity Payments
          Levelized Monthly Payments
          Changing Remaining Period Certain
          Minimum Payment

 7.    Determining the Commuted Value                                        7
          Determination of the Commuted Value

 8.    Transfers and Withdrawals                                             8
          Transfers among Subaccounts
          Withdrawals
          Deferral of Payment

 9.    Death Provisions                                                      9
          Death before the Annuity Start Date
          Death on or after the Annuity Start Date
          Reduction of Death Benefit Following Withdrawals

                              PART 1: DEFINITIONS

You (Your)

The Owner(s) of this contract.

We (Our, Us)

Phoenix Life Insurance Company

Annuitant

The Annuitant is the person on whose continuation of life this contract is issued. The Annuitant may not be changed after the Contract Date.

Annuity Start Date

The date We calculate and make the first Annuity Payment. The Annuity Start Date is one month after the Contract Date. We use the previous Valuation Date if such date is not a Valuation Date.

Annuity Payment

The amount We pay pursuant to the payment option. It is the sum of the Fixed Annuity Payment and the Variable Annuity Payment.

Annuity Unit

A standard of measurement used to determine the amount of each Annuity Payment.

Annuity Unit Value

The Annuity Unit Value on any Valuation Date is equal to the Annuity Unit Value of the Subaccount on the immediately preceding Valuation Date multiplied by the Net Investment Factor for that Subaccount for the Valuation Period divided by
1.000 plus the rate of interest for the number of days in the Valuation Period based on the Assumed Interest Rate. The Annuity Unit Value of the Fixed Income Allocation is equal to 1.000 on any Valuation Date.

Assigns

Any person to whom You assign an interest in this contract if We have Written Notice of the assignment in accordance with the provisions stated in Part 2.

Assumed Interest Rate

The rate used to determine the Variable Payment Option Rate. The amount of Variable Annuity Payments will depend on the relationship between the Assumed Interest Rate and the actual investment performance of each Subaccount as reflected in the Subaccount's Annuity Unit Value.

Beneficiary

The individual(s) or entity(s) designated by the Owner to receive certain benefits under this contract.

Commuted Value

The present value of any remaining period certain Variable Annuity Payments.

Contract Anniversary

The same date each year as the Contract Date.

Contract Date

The Contract Date as shown on the Schedule Page. The Contract Date is the date from which Contract Years and Contract Anniversaries are measured. The Contract Date must precede the death of any Owner, Annuitant and Joint Annuitant.

Contract Year

Each twelve-month period starting with the Contract Date and each Contract Anniversary thereafter.

Final Payment Date

The date on which the last period certain Annuity Payment is scheduled to be made.

Fixed Payment Option Rate

The factor used to calculate the Annuity Units in the Fixed Income Allocation. The Fixed Payment Option Rate is based on the age and sex of the Annuitant and Joint Annuitant, if any, the payment option, the payment frequency and the Underlying Interest Rate. The mortality table used to calculate the Fixed Payment Option Rate will be no more conservative than the 1983a Individual Annuity Mortality Table projected with projection scale G to the year 2040 with continued projection thereafter.

Fixed Annuity Payments

Annuity Payments which are funded by the Fixed Income Allocation.

Fixed Income Allocation

The account within Our General Account to which all or part of the premium under the contract may be allocated.

Joint Annuitant

A Joint Annuitant, if any, is the individual designated as such on the Schedule Page. This contract will only have a Joint Annuitant if the payment option provides for a survivor. The Joint Annuitant is one of the persons on whose continuation of life this contract is issued. The Joint Annuitant may not be changed after the Contract Date.

Net Investment Factor

The Net Investment Factor for each Subaccount is determined by the investment performance of the assets underlying the Subaccount for the Valuation Period just ended. The Net Investment Factor is equal to 1.000 plus the applicable net investment rate for the Valuation Period. The net investment rate is determined by:

(a)taking the sum of the accrued net investment income and capital gains and losses, realized or unrealized, of the Subaccount for the Valuation Period. The net investment income is affected by an investment advisory expense fee which is deducted from the funds in which the assets of the Subaccounts are invested; and

(b)dividing the result of (a) by the value of the Subaccounts' share of the Separate Account at the beginning of the Valuation Period; and

(c)for each calendar day in the Valuation Period subtracting from the result of
   (a) divided by (b), an amount equal to the risk and administrative fee.

Owner(s)

The individual or entity who possesses all rights under the contract. More than one Owner may be named.

Payee(s)

The person or party You designate to receive Annuity Payments as shown on the Schedule Page or as later changed. If You fail to elect a Payee, You will become the Payee under this contract.

Payment Calculation Date

The date We calculate and make Annuity Payments. The first Payment Calculation Date is the Annuity Start Date. Subsequent Payment Calculation Dates are based on the Payment Frequency elected. If a Payment Calculation Date falls on a Non-Valuation Day or a date that does not occur in a given month, We will use the previous Valuation Date.

Payment Frequency

The frequency at which Annuity Payments will be made as shown on the Schedule Page. Unless We agree otherwise, You cannot change Your Payment Frequency after the Contract Date.

Period Certain Change Date

The date of the most recent change to the period certain, if any.

Separate Account

The PHL Variable Accumulation Account established by Us under Connecticut Law and is registered as a unit investment trust under the Investment Company Act of 1940.

Single Premium

The single sum of money received by Us under this contract.

Subaccount(s)

The account(s) within Our Separate Account to which assets under the contract may be allocated.

Underlying Interest Rate

The rate used to calculate the fixed payment option rate.

Valuation Date

Every day the New York Stock Exchange is open for trading and Phoenix Life Insurance Company is open for business.

Valuation Period

The period in days beginning with the day following the last Valuation Date and ending on the next succeeding Valuation Date.

Variable Annuity Payments

The sum of Annuity Payments which are funded by one or more Subaccounts. Such payments vary with the investment experience of the Subaccounts.

Variable Payment Option Rate

The factor used to calculate the Annuity Units in each Subaccount. The Variable Payment Option Rate is based on the age and sex of the Annuitant and Joint Annuitant, if any, the payment option, the payment frequency and the Assumed Interest Rate. The mortality table used to calculate the Variable Payment Option Rate will be no more conservative than the 1983a Individual Annuity Mortality Table projected with projection scale G to the year 2040 with continued projection thereafter.

Written Request (and Written Notice)

A request We receive in writing signed by You, at Our annuity operations division in a form satisfactory to Us.

                          PART 2: ABOUT THIS CONTRACT

The Entire Contract

This contract and its riders, amendments and endorsements are the entire contract between You and Us. Any change in terms of this contract must be signed by one of Our executive officers.

Required Proof of Age and Survival

We may require proof of age of the Annuitant and Joint Annuitant, if any, before any Annuity Payments begin. We also have the right to require proof of the identity, age and survival of any person entitled to any payment under this contract or upon whose life any payments depend.

Adjustment for Misstatement of Age or Sex

If the age or sex of the Annuitant or Joint Annuitant has been misstated, any benefits payable will be adjusted to the amount that the Single Premium would have purchased based on the Annuitant's or Joint Annuitant's correct age and sex. We will charge interest on any overpayments and credit interest on any underpayments at an effective annual rate less than or equal to 6%.

Assignments

We will not be considered to have notice of any assignment of an interest in this contract until We receive the original or copy of the written assignment at Our annuity operations division. In no event will We be responsible for its validity. Any change will be subject to any payment made or actions taken by Us before We received the written assignment at Our annuity operations division.

Statement of Account

We will send You a statement of Your account at least annually. The statement will be mailed to Your most recent post office address on file at Our annuity operations division.

                            PART 3: RIGHTS OF OWNER

Who is the Owner

An Owner may be the Annuitant, an employer, a trust or any other individual or entity. If no Owner is named, the Annuitant will be the Owner. Under contracts used with certain tax-qualified plans, the Owner must be the Annuitant. If there is more than one Owner and any Owner dies, all rights vest equally in the surviving Owners.

What are the Rights of the Owner

You control this contract on and after the Contract Date. Unless You and We agree otherwise, You may exercise all rights provided under this contract without the consent of anyone else. If there is more than one Owner, all Owners must consent to the changes described below. Your rights include the right to:

    1. Make withdrawals or transfers under this contract.

    2. Change an Owner with Our consent.

    3. Change the Payee.

    4. Change the Beneficiary.

    5. Assign, release, or surrender any interest in this contract. Subject to certain restrictions, see Part 2.

How to Change the Owner, Payee, Beneficiary

To change the Owner, Payee, or Beneficiary, You must submit a Written Request. In the event of a change in Payee or Beneficiary, the change will be effective as of the date it was signed by You. In the event of a change in Owner, the effective date is the date We agree to such change. However, the change will be subject to any payment made or actions taken by Us before We receive the Written Request at Our annuity operations division.

                          PART 4: PREMIUM ALLOCATION

Premium

The amount applied to this contract will be the Single Premium received minus a deduction for any applicable tax including premium tax where applicable. The Single Premium as shown on the Schedule Page, is payable at Our annuity operations division but may be given to an authorized agent for forwarding to Our annuity operations division. No benefit associated with any such Single Premium will be provided until it is actually received by Us at Our annuity operations division, and only if received prior to the Contract Date.

Premium Allocation

On the Contract Date, the premium will be allocated to the Fixed Income Allocation and/or the Subaccounts You elected when You purchased the contract, as shown on the Schedule Page.

Separate Account

The PHL Variable Accumulation Account is a Separate Account established by Us under Connecticut Law and is registered as a unit investment trust under the Investment Company Act of 1940. The Separate Account contains various Subaccounts that have different investment objectives.

All income, gains and losses, realized and unrealized, of the Separate Account are credited to or charged against the amounts placed in the Separate Account without reference to other income, gains and losses of Our General Account. The assets of the Separate Account are owned solely by Us and We are not a trustee with respect to such assets. These assets are not chargeable with liabilities arising out of any other business that We may conduct.

The assets of the Separate Account are allocated to each Subaccount per Your allocation elections. Thereafter each Subaccount invests in shares of the corresponding underlying mutual fund investment portfolio. The mutual fund(s) are registered under the Investment Company Act of 1940 as open-end, management investment companies.

We will maintain in each Separate Account assets with a value at least equal to the amounts accumulated in accordance with the applicable agreements with respect to such Separate Account and the reserve for annuities in the course of payment that vary with the investment experience of such Separate Account.

Valuation of Subaccounts

The values of the assets in each Subaccount will be calculated in accordance with applicable law and accepted procedures. We guarantee that expense and mortality results shall not adversely affect the dollar amount of Variable Annuity Payments and other contractual payments and values.

Additional Subaccounts

We have the right to add Subaccounts of the Separate Account subject to approval by the Securities and Exchange Commission and, where required, other regulatory authority.

Substitution of Subaccounts

If the shares of the funds of this contract are no longer available for investment by the Separate Account or if in Our judgment further investment in such funds becomes inappropriate for use with this contract, We reserve the right to substitute Annuity Units of another Subaccount for Annuity Units already purchased under this contract. Any such change will be subject to approval by the Securities Exchange Commission and, where required, other regulatory authority.

                            PART 5: EXPENSE CHARGES

Charges to cover expenses incurred by Us in the distribution and administration of this contract are made in the manner described below.

Tax

Any tax charged by a state or municipality on premium, whether or not characterized as premium tax, any such other state or local taxes imposed or other governmental charge which may be required based on the laws of the state or municipality of delivery, or the state or municipality where the Owner resides on the Contract Date. The tax rate, if applicable, is shown on the Schedule Page.

Payment Charge

The payment charge is taken in the form of a deduction from each Annuity Payment as shown on the Schedule Page.

Risk and Administrative Fee

The risk and administrative fee is a daily charge against each Subaccount as shown on the Schedule Page. We reserve the right to lower such fee.

Transfer Charge

A transfer charge is as shown on the Schedule Page. The transfer charge will be deducted from the Annuity Payment.

                           PART 6: ANNUITY PAYMENTS

Calculation of Annuity Payments

On the Contract Date, the number of Annuity Units of each Subaccount and/or Fixed Income Allocation is set equal to (a) multiplied by (b) divided by
(c) where:

    (a)is the portion of the premium allocated to the Subaccount or Fixed Income Allocation;

    (b)is the applicable payment option rate; and

    (c)is the Annuity Unit Value of the Subaccount or Fixed Income Allocation.

Thereafter, the number of Annuity Units in the Fixed Income Allocation remains unchanged. The number of Annuity Units in each Subaccount remains unchanged unless one of the following occurs:

1. You transfer funds to or from the Subaccount; or

2. You make a withdrawal from the Subaccount; or

3. You change the period certain under Payment Option E - Annuity for a Specified Period Certain.

If any of these events occur, the number of Annuity Units will change effective with the event, but will remain unchanged in number following the event.

The payment funded by each Subaccount and/or Fixed Income Allocation is equal to the number of Annuity Units in the Subaccount or Fixed Income Allocation multiplied by the Annuity Unit Value for the Subaccount or Fixed Income Allocation on the Payment Calculation Date. Variable Annuity Payments will vary with the investment experience of the Subaccounts. The amount of Variable Annuity Payments will not be adversely affected by mortality and expense experience.

If the payment option provides for a survivor, and either the Annuitant or the Joint Annuitant has died, the amount provided by each Subaccount and/or Fixed Income Allocation will also be multiplied by the survivor percentage, as shown on the Schedule Page.

Levelized Monthly Payments

If the levelized monthly Payment Frequency is elected, the Payment Calculation Date occurs on the same day each year as the Annuity Start Date. Each year on the Payment Calculation Date, We will calculate an annual Annuity Payment. The annual Annuity Payment is divided by a monthly annuity-due factor to determine the amount of the level monthly payment for the twelve-month period following the Payment Calculation Date. The monthly annuity-due factor is calculated using a minimum effective annual interest rate of 1%. Each year the first level monthly payment will be paid on the Payment Calculation Date. Subsequent level monthly payments will be paid on the same day each month, unless that date does not occur in a given month, in which case We will use the previous Valuation Date. If the Annuitant dies during the Specified Period Certain, levelized monthly payments will continue until the end of the Specified Period Certain.

Changing Remaining Period Certain

If You have chosen Payment Option E - Annuity for a Specified Period and You did not allocate any of the premium to the Fixed Income Allocation, You may change the remaining period certain within the one month period following any Contract Anniversary. Your Written Request must be received and processed by Us within the one month period following any Contract Anniversary.

As a result of a change in period certain, the number of Annuity Units of each Subaccount will be equal to (a) multiplied by (b) divided by (c) where:

    (a)the Commuted Value of the Subaccount on the Period Certain Change Date;

    (b)the applicable Variable Payment Option Rate for the new specified period certain;

    (c)the Annuity Unit Value of the Subaccount.

Minimum Payment

If at any time the monthly Annuity Payment due is less than $20, We may make such settlement as is equitable to the Payee.

                    PART 7: DETERMINING THE COMMUTED VALUE

Determination of the Commuted Value

If the payment option does not contain a period certain, or if You allocated 100% of the premium to the Fixed Income Allocation, there is no Commuted Value associated with this contract. If the payment option contains a period certain and if You allocated any of the premium to the Subaccount(s), the Commuted Value is equal to the present value of any remaining period certain Variable Annuity Payments. The Commuted Value is calculated using the Assumed Interest Rate. The Variable Annuity Payment is equal to the sum of the payments provided by each Subaccount. For purposes of calculating the Commuted Value, the payment provided by each Subaccount is equal to the number of Annuity Units in each Subaccount multiplied by the Annuity Unit Value on the date We calculate the Commuted Value.

                       PART 8: TRANSFERS AND WITHDRAWALS

Transfers among Subaccounts

Transfers are allowed only after the Annuity Start Date. You may transfer all or a portion of the Annuity Units of each Subaccount among one or more of the Subaccounts. Transfers are not allowed to or from the Fixed Income Allocation.

We reserve the right to limit the number of transfers to twelve per contract year. We reserve the right, in Our sole and absolute discretion, to temporarily or permanently terminate transfer or exchange privileges or reject any specific order from anyone including the Owner, market-timing organization, or individual, or other party authorized to give transfer or exchange orders whose transactions seem to follow a timing pattern including but not limited to those who request more than one transfer or exchange out of a Subaccount within a thirty-day period. We will not accept batch transfer instructions from anyone acting under powers of attorney for multiple Owners, unless We have entered into a third-party transfer service agreement. If we reject a transfer for any of these reasons, we will notify You of Our decision in writing.

The number of Annuity Units of each Subaccount will change effective with any transfer.

As a result of any transfer, the number of Annuity Units of a receiving Subaccount will be increased by (a) multiplied by (b) divided by (c), where:

    (a)the number of Annuity Units to be transferred from the sending Subaccount to the receiving Subaccount

    (b)the Annuity Unit Value of the sending Subaccount

    (c)the Annuity Unit Value of the receiving Subaccount

Withdrawals

If the payment option contains a period certain and if You allocated any of the premium to the Subaccount(s), You may withdraw all or a portion of the Commuted Value less any applicable withdrawal charge after the Annuity Start Date. The Commuted Value will be calculated on the Valuation Date that coincides with the date of the withdrawal.

Withdrawals will affect the amount of future period certain Variable Annuity Payments. Withdrawals will not affect Variable Annuity Payments that are to be made after the period certain is over, if any. As a result of any withdrawal, the number of Annuity Units in each Subaccount, for the remainder of the period certain, will be reduced by the same percentage as the percentage of the Commuted Value withdrawn from each Subaccount. If You withdraw the entire Commuted Value, We will not make any Variable Annuity Payments during the years remaining in the period certain.

Following a withdrawal, the death benefit, if any, will be reduced by the same percentage as the Commuted Value is reduced by the withdrawal.

Any amount withdrawn during the first seven Contract Years will be subject to the applicable Withdrawal Charge, if shown on the Schedule Page. Withdrawal charges will be applied only on amounts withdrawn up to the Single Premium.

Withdrawals must be made by Written Request and must include such tax withholding and reporting information as We may reasonably require.

Deferral of Payment

Transfers and withdrawals will usually be processed within 7 days after We receive the Written Request at Our annuity operations division. However, We may postpone the processing of any such transactions to the extent they depend upon the value of any Subaccount of the Separate Account, for any period during which the New York Stock Exchange is closed for trading (except normal holiday closing); or when the Securities and Exchange Commission has determined that a state of emergency exists such that valuation or disposal of securities held by any of the Separate Accounts is not practical; or where the value of any Subaccount of the Separate Account is unavailable for other trading or pricing purposes.

Rules and regulations of the Securities and Exchange Commission, if any, are applicable and will govern as to whether conditions described in (2) exist.

                           PART 9: DEATH PROVISIONS

The death benefits provided under this contract are not less than the minimum benefits required under the laws of the state where this contract is delivered. Any payments made, as the result of a death will be determined when We receive a certified death certificate, an order from a court of competent jurisdiction or any other proof acceptable to Us.

Death before the Annuity Start Date

Death Benefit

On the death of any Owner, Annuitant or Joint Annuitant before the Annuity Start Date the death benefit equals the premium plus any increase, or minus any decrease on the premium, if any allocated to the Subaccount(s) on the date We receive due proof of death.

Death of Owner

If the contract is held by a single Owner (including an Owner/Annuitant) who dies before the Annuity Start Date, We will pay the death benefit to the Beneficiary. If the Beneficiary has predeceased the Owner, the Owner's estate will be the Beneficiary. If the Beneficiary is the spouse of the sole Owner, the Beneficiary may elect to continue the contract and exercise the rights of the Owner. If no Beneficiary survives, then the estate of the last Owner to die will become the Owner.

If the contract is held by multiple Owners and one or more Owners (including an Owner/Annuitant) die before the Annuity Start Date, We will pay the death benefit to the surviving Owner(s), if any, who will be deemed to be the Beneficiary(ies). If the only Owners of the contract are spouses of each other, the surviving spouse may elect to continue the contract.

If more than one Owner dies and there is not sufficient evidence to establish which Owner died last, the Owners will be deemed to have died at the same time and We will pay the death benefit to the Beneficiary. If the Beneficiary has predeceased all Owners, the Owners' estates will share equally as the Beneficiaries.

Death of Annuitant or Joint Annuitant

If the Annuitant or Joint Annuitant die before the Annuity Start Date, We will pay the death benefit to the Owner(s) who will be deemed to be the Beneficiary(ies). If there is no surviving Owner(s), We will pay the death benefit to the Beneficiary(ies).

Distribution on Death

Any Beneficiary who is a natural person, may, within one year after the date of death, and after We receive a certified death certificate, an order of a court of competent jurisdiction or any other proof acceptable to Us, elect a payment method. The payment method elected may not extend beyond such Beneficiary's life or life expectancy and the payments must begin within one year after death. If a payment method is not elected or the Beneficiary is a non-natural person, the entire death benefit will be distributed in a lump sum no later than five years after the date of death. If payment of death proceeds is delayed more than 10 working days following notification of death, We will add interest, from the date of death, at a rate equal to that currently paid under the interest settlement option.

Death on or after the Annuity Start Date

If an Owner dies on or after the Annuity Start Date any remaining Annuity Payments will continue to the Payee as if there had been no death.

If there is more than one Owner and one of the Owners dies, all rights vest equally in the surviving Owners. If there is no surviving Owner, each surviving Beneficiary will become an Owner of this contract. If no Beneficiary survives, then the estate of the last Owner to die will become the Owner. If more than one Owner dies and there is not sufficient evidence to establish which Owner died last, the Owners will be deemed to have died at the same time.

If the Annuitant and Joint Annuitant, if any, die on or after the Annuity Start Date, the payment option will determine if Annuity Payments stop, continue or if a refund will be paid. The payment option description is shown on the Schedule Page.

Reduction of Death Benefit Following Withdrawals

If You make a withdrawal, if available under the payment option, the death benefit, if any, will be reduced by the same percentage as the Commuted Value is reduced by the withdrawal. Below is an example of how the death benefit is reduced following a withdrawal:

a. Single Premium = $500,000

b. Death Benefit before withdrawal = $200,000

c. Commuted Value before withdrawal = $200,000

d. Withdrawal = $150,000

e. Commuted Value after withdrawal = $50,000

f. Death Benefit after withdrawal = $50,000

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                        Phoenix Life Insurance Company

        Single Premium Immediate Fixed, Variable or Combination Annuity

All benefits based on the investment experience of the Subaccounts of the Separate Account may increase or decrease and are variable and not guaranteed as to dollar amount. For description of how payments, Commuted Values, and death benefits are determined, see Parts 6, 7 and 9, respectively. The payment option cannot be changed after the Contract Date.

                       Not Eligible for Annual Dividends

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